UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2010

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

13125 Danielson Street, Suite 101
Poway, California 92064
 (Address of Principal Executive Offices, Zip Code)

(619) 501-3932
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities

Effective as of November 17, 2010 through November 22, 2010, the Company issued a total of 44,185,938 shares of common stock to accredited investors upon their conversion of certain previously issued convertible promissory notes.  Other than the extinguishment of debt principal and accrued interest in the amount of $35,583, no consideration was received by the Company in the transactions.  The issuance of shares of common stock were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investors in connection with the offering.  After this conversion, the total number of outstanding shares of common stock is 640,980,303 shares.

Item 8.01                      Other Events

As previously announced, on October 6, 2010, the Company received notice issued from the Superior Court of the State of California, County of Orange (the “Court”), of a lawsuit filed by Bluewater Partners, S.A. (“Bluewater”) against the Company seeking damages in the amount of $647,254.18 relating to allegations that the Company breached its obligations to repay Bluewater under promissory notes issued by the Company.  The Company has promissory notes due to Bluewater recorded on its financials in the amount of $348,164 (before accrued interest), but does not believe any additional amounts are owed to Bluewater.  The Company does not have sufficient capital resources as of the date of this report to repay any amounts to Bluewater, and the Company has not responded to the lawsuit as of the date of this report.  On November 16, 2010, the Company received a Notice of Ruling from the Court granting Bluewater’s request for a writ of attachment against the Company and its assets in the amount of $647,254.18.  The ability of Bluewater to perfect on a writ of attachment against the Company and its assets will have a material adverse effect on the Company and its operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Scott Weinbrandt
Name: Scott Weinbrandt
Title: Chief Executive Officer

Date:  November 23, 2010